Exhibit 99.2

FDCTech’s Quarterly Release for the Second Quarter (FY22 Q2) Results

The increase in revenue by 1,985% with the continued successful integration of the wealth management business. The Company to seek more strategic acquisition targets in the next half of 2022.

Irvine, CA: August 16, 2022, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech-driven company specializing in buying and integrating small to mid-size legacy financial services companies, today announced the following results for the quarter ended June 30, 2022, as compared to the corresponding period of last fiscal year:

●	The revenues generated for the six months ended June 30, 2022, and 2021 were $3,066,971 and $147,078, respectively.

●	During the six months ended June 30, 2022, and 2021, the Company incurred a net loss of $748,918 and $487,542.

●	The net loss as a percentage of revenue decreased from 331.49% to 24.42% for the six months ended June 30, 2022 compared to June 30, 2021.

●	The cash on hand was $134,888 as of June 30, 2022, compared to $93,546 on December 31, 2021.

●	On June 30, 2022, the total stockholders’ equity was $1,149,816 compared with a total stockholders’ equity of $1,625,448 on December 31, 2021.

Outlook on Company’s Subsidiary – AD Advisory Services Pty Ltd. (1)

AD Advisory Services Pty Ltd. (ADS) is an Australian-regulated wealth management company with 20 offices, 28 advisors, and $530+ million in funds under advice. ADS offers different licensing, compliance, and education solutions to financial planners to meet the specific needs of their practice. ADS fiscal year ended on June 30, 2022. ADS filed its audited financial statements (2) under Australian Accounting Standards as required by the regulators.

Financial Condition

Balance Sheet (Audited)	June 30, 2022	June 30, 2021
Total assets	$213,796	183,400
Total liabilities	244,196	213,939
Stockholder’s equity	(30,400)	(30,539)

Operating Summary

Operating Data (Audited)	Fiscal Year Ended June 30, 2022	Fiscal Year Ended June 30, 2021
Revenue	$8,279,083	7,948,412
Cost of sales	7,472,764	7,185,629
Gross	806,319	762,783
Operating expenses	806,179	760,227
Net income	$139	2,555

(1)

Due to rounding, numbers presented throughout this press release and other documents in our financial statements may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

(2)	Consolidated in the Company financial statements in AUD.

Please visit our SEC filings or Company’s website for more information on the full results and management’s plan.

AD Advisory Services Pty Ltd.

AD Advisory Services Pty Ltd. – AFSL No. 237058, an independent specialist dealer group, provides licensing solutions for select education and compliance-focused financial advisors & accountants. ADS has a dedicated management team are qualified financial planners that service metro and regional practices around Australia.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a US-based, fully integrated financial technology company. FDC specializes in buying and integrating small to mid-size legacy financial services companies. FDC develops and delivers a full suite of technology infrastructure solutions to forex, crypto, wealth management, and other future-proof financial sectors.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case whatsoever will Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618